As filed with the Securities and Exchange Commission on September 21, 2017

Registration No. 333-146804

Registration No. 333-172460

Registration No. 333-174463

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-8 REGISTRATION STATEMENT NO. 333-146804

FORM S-8 REGISTRATION STATEMENT NO. 333-172460

FORM S-8 REGISTRATION STATEMENT NO. 333-174463

UNDER

THE SECURITIES ACT OF 1933

DUPONT FABROS TECHNOLOGY, INC.

(Digital Realty Trust, Inc., as successor by merger to DuPont Fabros Technology, Inc.)

(Exact name of registrant as specified in its charter)

Maryland	20-8718331
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o Digital Realty Trust, Inc. Four Embarcadero Center; Suite 3200 San Francisco, California	94111
(Address of Principal Executive Offices)	(Zip Code)

DuPont Fabros Technology, Inc. 2007 Equity Compensation Plan

DuPont Fabros Technology, Inc. 2011 Equity Compensation Plan

(Full title of the plans)

Andrew P. Power

Chief Financial Officer

Digital Realty Trust, Inc.

Four Embarcadero Center, Suite 3200

San Francisco, California 94111

(415) 738-6500

(Name and address and telephone number, including area code, of agent for service for

Digital Realty Trust, Inc. as successor by merger to DuPont Fabros Technology, Inc.)

Copy to:

Julian T.H. Kleindorfer

355 South Grand Avenue

Los Angeles, California 90071-1560

(213) 485-1234

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) deregisters all shares of DuPont Fabros Technology, Inc.’s (the “Registrant”) common stock, par value $0.001 per share (“Shares”), and any other securities remaining unissued under the following Registration Statements on Form S-8 (each, a “Registration Statement,” and collectively, the “Registration Statements”) filed by the Registrant with the U.S. Securities and Exchange Commission (the “Commission”):

•	Registration Statement on Form S-8 (No. 333-146804), which was filed with the Commission on October 18, 2007, pertaining to the registration of 4,624,745 Shares issuable under the Registrant’s 2007 Equity Compensation Plan.

•	Registration Statement on Form S-8 (No. 333-172460), which was filed with the Commission on February 25, 2011, pertaining to the registration of 1,378,125 Shares issuable under the Registrant’s 2007 Equity Compensation Plan.

•	Registration Statement on Form S-8 (No. 333-174463), which was filed with the Commission on May 25, 2011, pertaining to the registration of 6,300,000 Shares issuable under the Registrant’s 2011 Equity Compensation Plan.

Effective September 14, 2017, pursuant to the Agreement and Plan of Merger, dated as of June 8, 2017 (as amended or supplemented from time to time, the “Merger Agreement”), by and among the Registrant, DuPont Fabros Technology, L.P., Digital Realty Trust, Inc. (“DLR”), Penguins REIT Sub, LLC, a wholly owned subsidiary of DLR (“REIT Merger Sub”), Digital Realty Trust, L.P., Penguins OP Sub 2, LLC and Penguins OP Sub, LLC, the Registrant merged with and into REIT Merger Sub, which was subsequently merged with and into DLR, with DLR continuing as the surviving entity (the “Merger”).

As a result of the Merger, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statements. Accordingly, the Registrant hereby terminates the effectiveness of the Registration Statements and, in accordance with an undertaking made by the Registrant in Part II of the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities of the Registrant registered but unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on this 21st day of September, 2017.

DIGITAL REALTY TRUST, INC., as successor by merger to DuPont Fabros Technology, Inc.

By:	/s/ Joshua A. Mills

Name:	Joshua A. Mills
Title:	Senior Vice President, General Counsel and Secretary

Note: Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statements.